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                                                 Exhibit 11.3


                              EARNINGS PER SHARE
                              PRIMARY COMPUTATION
              ($ in millions except share and per share amounts)

                                               Quarter  Ended
                                                  March 31,
                                             1995          1994
- ----------------------------------------------------------------------
Basis for computation of earnings per
  common and common equivalent shares:
    Earnings from continuing operations      $ 48.1        $  42.9
    Deduct dividends on 4 Percent
      cumulative preferred stock                (.1)           (.1)
                                             --------      --------
    Earnings from continuing operations
      available to common shareholders         48.0           42.8
    Loss from discontinued operations          (1.1)           (.6)
                                             --------      --------
    Available for common shareholders        $ 46.9        $  42.2
                                             ========      ========




Number of shares:
  Weighted average shares outstanding        76,528,138    76,909,643
  Shares issuable upon exercise of
    stock options, net of shares
    assumed to be repurchased                   748,236       980,825
                                             ----------    ----------
                                             77,276,374    77,890,468
                                             ==========    ==========




Earnings per common share:
  Continuing operations                        $ .62         $  .55
  Discontinued operations                       (.01)          (.01)
                                               -------       -------
Net earnings                                   $ .61         $  .54
                                               =======       =======

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